EXHIBIT 5.1

OPINION AND CONSENT OF COUNSEL
LEGAL OPINION OF WEED & CO. LLP

WEED & CO. LLP
4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660-2164
TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

June 21, 2010

ERF WIRELESS, INC.
Board of Directors
2911 South Shore Blvd.,  Ste 100
League City, TX 77573

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with ERF Wireless, Inc.’s (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 25,000,000 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to the 2010 Stock Option Plan (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement and in accordance with the Stock Plan and the applicable agreements thereunder (including the receipt by the Company of full payment therefor), will be legally issued, fully paid and nonassessable.

Our opinion is limited to the Nevada Revised Statutes and federal securities laws of the United States of America and we express no opinion as to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is limited to the matters stated herein. This letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this letter.

We consent to the use of our opinion as an exhibit to the Form S-8 Registration Statement and to the reference to this firm in any prospectus which is incorporated by reference into and made a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Weed & Co. LLP
Weed & Co. LLP